Exhibit 99.1

Boxlight Acquires Screen Sharing Intellectual Property Portfolio

Addition of three patents and one pending patent application provides industry advantage for key software solutions

Lawrenceville, GA, September 24, 2020 – Boxlight Corporation (Nasdaq: BOXL), a leading provider of interactive technology solutions for the global education market, today announced the acquisition of three LAN based screen sharing patents and one pending patent application from Circle Technology, Inc. The acquired intellectual property portfolio will increase Boxlight’s protections around its education software solutions in a time when the adoption of one-to-one student devices is an industry standard.

The additional intellectual property allows Boxlight to expand its software strategy knowing its efforts in wireless screen sharing will be protected. “Collaboration between teachers and students on front-of-classroom visual devices, and collaboration between students on their one-to-one devices, is an increasingly important part of the classroom,” said Hank Nance, COO at Boxlight. “Our recent efforts on software development have an emphasis in this area, and I am pleased to know we can go forward as an industry leader with strong IP protections in place.”

Circle Technology’s, President, Steve Hix, a pioneer in the audio visual industry, commented, “I am very pleased to transfer these patents to Boxlight. I have worked with Boxlight for several years and believe they are best suited to benefit from the intellectual property. I was courted by several companies over the last several years to sell the patents with the increase in screen sharing over networks. However, I elected to entrust these patents to Boxlight because of their leadership’s vision for the future, strong company culture, and a commitment to continued innovation.” Mr. Hix was previously the CEO and founder of InFocus, which he listed on the NYSE and grew to more than $1 billion in sales. He was also a co-founder of Planar Systems.

With the many front-of-classroom displays currently in the market that now include an on-board operating system, the Company has the ability to protect its products and focus on revenue growth, including from potential licensing opportunities.

About Boxlight Corporation

Boxlight Corporation (Nasdaq: BOXL) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes, by developing the products they need. The company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements because of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight’s filings with the Securities and Exchange Commission.

Contacts

Media

Sunshine Nance

+1 360-464-2119 x254

sunshine.nance@boxlight.com

Investor Relations

Michael Pope

+1 360-464-4478

michael.pope@boxlight.com